Exhibit 99.2

Presentation of Half Year Results for period ended 31 December 2003 David Murray Chief Executive Officer Michael Cameron Chief Financial Officer 11 February 2004 www.commbank.com.au

The material that follows is a presentation of general background information about the Bank's activities current at the date of the presentation, 11 February 2004. It is information given in summary form and does not purport to be complete. It is not intended to be relied upon as advice to investors or potential investors and does not take into account the investment objectives, financial situation or needs of any particular investor. These should be considered, with or without professional advice when deciding if an investment is appropriate. Disclaimer

Speaker's Notes Speaker's notes for this presentation are attached below each slide. To access them, you may need to save the slides in PowerPoint and view/print in "notes view."

Agenda Half Year Results - Michael Cameron (40 mins) Overview Segment Performance and key items Financial Update on Which new Bank Progress of Which new Bank - David Murray (20 mins) Questions

Half Year Results: Overview

Highlights Good result: underlying profit growth of 17% Another record dividend Productivity improvement in all businesses Further improvement in credit quality Continued strengthening of Tier 1 capital Which new Bank meeting early expectations Share Buy-Back announced

A good result: 17% growth in underlying cash profit

Banking and Insurance strong, Funds Management rebound Cash Profit Dec-03 1,274 Banking 158 Funds Management 1 Insurance 54 Investment Returns 99 1,240 Underlying Profit Dec -02 Underlying Growth of 17% Incremental Which new Bank (346) Underlying Profit Dec-03 1,487 $m

Key shareholder ratios 31/12/03 96 cents 12.3% 79 cents 82.9% 31/12/02 95 cents 12.4% 69 cents 72.7% Change 1% 0% 14% 14% Earnings Per Share Return on Equity Dividends Per Share Payout Ratio Shareholder Ratios* * Based on Cash NPAT

Another Record Dividend Interim dividend of 79 cps, up 14% on pcp Payout ratio of 82.9% reflecting Which new Bank expenditure impact in 2004 42 60 82 90 102 104 115 130 136 150 154

Segment Results: Banking

Banking Performance driven by growth in home lending and sound asset quality In summary: 14% underlying profit growth 9% growth in banking income 4.6% annualised productivity improvement since June 2003 9% growth in lending assets since June 2003

14% underlying profit growth driven by strength in home lending $m Interest Income 217 Other Bank Income 104 Expenses (106) BDD 1 Taxation (58) 970 1,136 Which new Bank (324) 1,294 14% increase from underlying business Underlying Profit Dec-02 Underlying Profit Dec-03 Cash Profit Dec-03

Underlying Banking Cost to Income ratio has improved by over 4% annualised % June 2006 Target:Under 4.6% annualised productivity improvement

9% growth in lending assets* over the last six months *Lending assets excludes securitised housing loan balances $5.3b (Dec 03), $6.5b (Jun 03) $5.9b (Dec 02) $ million Housing Personal Business & Corporate Bank Acceptances 169,084 175,074 191,272

Home lending growth profile* Source: Loans Funded 1/07/03 - 31/12/03 Proprietary Third Party Product Balances Outstanding Balances by Loan Type Standard Variable Honeymoon Fixed Rate Discount Variable Owner occupied Viridian/ Access Advantage Investment Home Loan * Data relates to the Bank's Australian home lending business 76% 24% 58% 34% 8% 48% 21% 12% 19% Growth represented by: ($bn) 1H04 2H03 Loans Funded 23.1 18.4 Reductions 14.4 11.8 Net Growth 8.7 6.6

Continued improvement in portfolio quality Dec 02 Dec 03 Jun 03 64% investment grade A High Quality Portfolio Well Diversified Portfolio by Industry Top 20 Exposures to Corporates (Committed) (Top 20 exposures are 3.5% of total committed exposures of $245 billion) Jun 02 BBB A+ BBB BBB+ A A+ BBB- AA- BBB A+ A+ A- BBB A+ AA+ BBB A- A- 300 400 500 600 700 A- Other Commercial Government Agriculture Finance Construction Leasing Energy Telcos Technology Aviation AAA S&P Rating or Equivalent $M

The Bank's asset quality remains sound *Risk Weighted Assets

Segment Results: Funds Management

Funds Management Since June 2003, underlying profit rebound of 17% to December 2002 levels Income to average FUM steady at 119 basis points 9.0% annualised productivity improvement since June 2003 FirstChoice continues to grow rapidly

Underlying profit rebounds to December 2002 levels 50 100 150 200 50 100 150 200 Dec-02 Jun-03 Dec-03 Underlying Profit Dec-02 $m $m Underlying Profit Dec-03 Cash Profit Dec-03 125 Net Operating Income 9 Operating Expense 2 OEI (1) Tax (9) S'holder Invest Returns 10 Incremental Which new Bank (19) After Tax Profit: 17% underlying growth in six months 126 117 125 108 126

Since June, FUM has grown by 7% and productivity has improved by 9% annualised % $bn Underlying Expenses/Average FUM (%) Average FUM ($bn) Under FY06 Target 9.0% annualised productivity improvement

7% Growth in Funds under Management 94 100 6 1 $m (1) 7% underlying growth

FirstChoice continues to grow rapidly Source Destination Funds under Administration of $5bn at 31 December 2003 61% 39% 50% 50% 3rd party Proprietary CFS External Dec Half Year Growth represented by: ($bn) 2003 2003 Inflows 2.2 1.6 Outflows 0.5 0.3 Net Growth 1.7 1.3 Jun

Segment Results: Insurance

Insurance Fourfold increase in underlying net profit after tax to $67m Strong improvement in shareholder investment returns 9.2% annualised productivity improvement since June 2003 Continued growth in annual premiums Positive experience profit for two consecutive halves

Insurance result reflects improved operating margins and strong investment returns 13 8 11 35 67 89 153 >400% increase from underlying business $m (3)

% $m Operating Expenses/ Average Inforce Premiums (%) Average Inforce Premiums ($m) Under FY06 Target Since June, productivity has improved by 9.2% annualised 9.2% annualised productivity improvement

Growth represented by: ($bn) 2003 2003 Sales/New Business 91 83 Lapses 64 58 Net Growth 27 25 Australian Insurance business Distribution by Channel^ Product Sales Lump Sum General Disability Income Network & Direct* Third Party * Network - Internal Bank Channels Direct - Telemarketing & Phone ^ Excludes Group Risk and Masterfunds 59% 41% 32% 31% 27% 10% Group Risk and Masterfund Dec Jun

Investment Earnings

Investment Mandate Structure The Bank has $2.9bn of shareholders funds across its insurance and funds management business, which is invested in:

Wealth Management Valuations

Wealth management valuations - movement analysis Directors' Valuation Jun-03 Directors' Valuation Dec-03 Increase in Value 165 Profit 270 Other Capital Movements (376) 8,546 $m Net appraisal value increase of $59m Total Profit 270 Capital (376) Value 165 Net 59 8,605

Capital

Capital Management strategy Creating capital flexibility Executed initiatives Tier 1 Hybrid US$550m (A$832m) PERLS II $750m Subordinated debt $500m Proposed initiatives Off-market share buy-back $450m - $550m Share Purchase Plan and Share Sale Facility (executed following the share buy-back)

Capital ratios remain strong * Pro-forma figures represent actual December 2003 capital ratios adjusted for $750m PERLS II, an issue and redemption of subordinated debt (net $200m increase), an assumed $500m share buy-back, and an assumed $150m Share Purchase Plan. Target Range Adjusted Common Equity Tier 2 Capital Tier 1 Capital 9.80% 9.81% 9.73% 9.46% 9.84% 4.61% 6.78% 7.06% 6.96% 7.26% 7.51%

Generation and use of tier 1 capital 6.96 0.79 (0.54) (0.47) 0.66 (0.14) 7.26 0.47 (0.32) 0.10 7.51 2 Principally comprises the issue of $201m of shares to satisfy the DRP in respect to the final dividend for 2002/03 and the issue of USD550m (AUD832m) of hybrid capital in August 2003. Tier 1 June 2003 $10,213m Cash Earnings $1,240m Dividend (net of estimated DRP $(846)m Currency & other movements $(208)m Tier 1 Dec 2003 $11,438m PERLS II (net of issue costs) $742m Buy-back $(500)m SPP $150m Tier 1 Dec 2003 (Proforma) $11,830m Growth in RWA 1 1 Growth in RWA = $10.7 bn New Issues $1,039m 2

Off-market share buy-back Structure Offer to buy back approximately $450 to $550 million (up to 1.7%) of issued capital All shareholders eligible to participate via tender Shareholders can tender any number of their shares within the range $26.00 to $31.25 The buy back price will comprise: Cash capital component of $11.00 Fully franked dividend being difference between buy-back price and $11.00 New ATO approach to "market value" may increase the deemed capital component for tax purposes only Benefits Expected to enhance earnings per share and increase return on equity Efficiently distribute surplus capital and franking credits to shareholders Retain capital flexibility

Which new Bank

In September 2003, we set out the expected financial impact and outcomes of the program Over the next three years we will: Redirect the normal project spend of $600m Spend an additional $620m Invest a further $260m in our branch network Over the next three years this will result in: Cash EPS growth exceeding 10% CAGR 4-6% CAGR productivity improvements Profitable market share growth across major product lines Increases in dividends per share each year Subject to current market conditions continuing

Which new Bank Expenditure to Date * *As per Which new Bank announcement, September 2003

Investment spend is in line with expectations

Benefits are emerging

Highlights Good result: underlying profit growth of 17% Another record dividend Productivity improvement in all businesses Further improvement in credit quality Continued strengthening of Tier 1 capital Which new Bank is meeting early expectations Share Buy-Back announced

Presentation of Half Year Results for period ended 31 December 2003 David Murray Chief Executive Officer Michael Cameron Chief Financial Officer 11 February 2004 www.commbank.com.au

Supplementary Slides

Strong market share position Source: RBA, APRA, East and Partners, AELA, Reserve Bank of NZ Banking Market Shares Retail and Business Deposits1 Credit Cards Transaction Services2 Home Loans Business Lending New Zealand Lending New Zealand Deposits1 Asset Finance3 0% 10% 20% 30% 24.1% 23.1%5 19.3%6 14.2% 15.5% 21.6% 17.2% 22.7%4 2003 2003 June 24.2% 22.7% 14.0% 15.1% 20.6% 16.4% 22.8% Notes: (1) - Note sale of Commonwealth Custodial Services during period (2) - Mid-Corporates (turnover $20m-100m) (3) - Excludes consumer and commercial finance (4) - November Data (5) - August Data (6) - September Data (7)- March Data Dec 19.5%7

Strong market share position Funds Management Market Shares Managed Investments1 0% 10% 20% New Zealand Managed Investments 14.7% 14.7%2 2003 2003 June 14.5% 14.9% Source: Plan for Life, Fund Source Research Notes: (1) Retail Only (2) September Data Dec

Strong market share position Life Insurance Market Shares New Zealand1 0% 10% 20% 30% 40% Australia Hong Kong 2003 2003 June 28.3% 15.3% 2.2% Source: ISI Statistics, Plan for Life, HK Insurance Association Notes: (1) In-force Business (2) September Data 28.1%2 15.1%2 2.2%2 Dec

Arrears in consumer book remain at low levels

CBA ANZ NAB WBC Credit ratios are in line with peers

Offshore credit risk concentration Other Commercial Government Finance International breakdown by Industry* Australia New Zealand International *Excludes Mortgage and Personal

Consumer Portfolio: secured and unsecured lending Net Bad Debt Charge as Annualised % of Secured Lending Balances Owner Occupied Investment $bn Composition of Housing Portfolio Secured Lending $m Net Bad Debt Charge: decline due to improved recoveries Unsecured Lending Net Bad Debt Charge as Annualised %of Unsecured Lending Balances Dec- 01 Jun- 02 Dec- 02 Jun- 03 Dec- 03 Dec- 01 Jun- 02 Dec- 02 Jun- 03 Dec- 03

Credit Exposure - Energy Sector 81% 9% 5% 4% Australia (79% investment grade) $4,302 211 580 2,348 1,163 $m 1% New Zealand (100% investment grade) Asia (96% investment grade) Europe (100% investment grade) Americas (33% investment grade) Credit Exposure is measured as the higher of limit or credit equivalent balance for committed exposures and credit equivalent balance for uncommitted exposures

Credit Exposure - Telcos Sector 87% 14% Australia (75% investment grade) Europe (100% investment grade) $788 102 107 293 286 $m Credit Exposure is measured as the higher of limit or credit equivalent balance for committed exposures and credit equivalent balance for uncommitted exposures

Credit Exposure - Technology Sector 90% 7% 3% $1,108 276 125 661 45 $m Australia (76% investment grade) North America (100% investment grade) Other (19% investment grade) Credit Exposure is measured as the higher of limit or credit equivalent balance for committed exposures and credit equivalent balance for uncommitted exposures

Credit Exposure - Agriculture Sector 74% 26% $9,596 $m Australia (13% investment grade) New Zealand (2% investment grade) 1,551 7,292 430 323 Credit Exposure is measured as the higher of limit or credit equivalent balance for committed exposures and credit equivalent balance for uncommitted exposures

Credit Exposure - Aviation Sector 83% 9% 6% New Zealand (100% investment grade) Australia (89% investment grade) Europe (14% investment grade) $1,973 47 318 1,434 175 $m Credit Exposure is measured as the higher of limit or credit equivalent balance for committed exposures and credit equivalent balance for uncommitted exposures 2% Other (48% investment grade)

Total Excess Over Capital Adequacy of $890m represented by: Australia $570m (Life Insurance) New Zealand $81m Asia $115m Other $124m Capital to protect policyholders' interests

Off-market share buy-back Tender range The tender range is $26.00 to $31.25 8 specified prices, set at 75c intervals Tenders can be lodged at any of the specified prices, or as a Final Price Tender Buy-Back Price The buy-back price will be the lowest price in the range that enables the Bank to purchase the targeted amount of capital may be as high as $31.25 or as low as $26.00 The buy-back price will have two components: $11.00 cash capital component balance will be a fully franked dividend New ATO approach to "market value" may increase the deemed capital component for tax purposes only Buy-back price will be announced to the ASX on 29 March 2004

Off-market share buy-back Tender rules Only shares tendered at or below the buy-back price will be bought back Tenders at the buy-back price may be subject to scale back All successful tenderers will receive the same buy-back price Shares tendered above the buy-back price will not be bought back Scale back mechanism If more shares are tendered at and below the buy-back price than the Bank wishes to buy back, then shares tendered at the buy-back price will be subject to scale back Special rules to ensure small shareholders are not disadvantaged If the buy-back price is $26.00, the first 200 shares tendered at $26.00 or as a Final Price Tender will be bought back from each participant prior to any scale back

Off-market share buy-back The 45-day rule To qualify for franking credit benefits, shareholders must generally have held their shares at risk for at least 45 days From discussions with the ATO, the Bank understands that a shareholder who acquires shares on or after 12 February 2004 may fail the 45 day rule (final ATO Class Ruling pending) Details on how to participate Each shareholder eligible to participate in the buy-back will receive a personalised Tender Form Issuer Sponsored Holders need to complete and sign the Tender Form and forward it to the Bank's share registry CHESS Holders need to contact their controlling participant Shareholders intending to sell their entire holding through the buy-back may also consider withdrawing from the Bank's dividend reinvestment plan

Off-market share buy-back Tax implications for successful participants Shareholders' cost base is relevant in determining any capital gain or loss Resident individuals and superfunds will generally be deemed to have sold their shares for $11.00 subject to the ATO's view on "market value" Draft Taxation Determination TD2004/D1 provides the ATO's view on the appropriate methodology to calculate market value ("Tax Value") $29.16 x Closing level of S&P/ASX200 Index on 26/3/04 3,286.3* If the buy-back price is below this Tax Value, the difference will be added to the $11.00 capital component for tax purposes only The Bank does not intend to set the buy-back price at a price in excess of the Tax Value hence the fully franked dividend component will not be impacted Details of the calculation method will be provided in the buy-back booklet but shareholders should seek their own advice * 3,286.3 was the closing of the S&P / ASX 200 Index on 10 February 2004. = Tax Value

Off-market share buy-back Tax consequences for resident individuals holding shares on capital account Example based on an illustrative Buy-Back Price of $28.25 and Tax Value of $29.16 Full details of the calculation method will be detailed in the Buy-Back Booklet but shareholders should seek their own advice

Off-market share buy-back Key dates Tenders must be received by the Bank's share registry no later than 7pm Sydney time on Friday, 26 March 2004 Ex-date for buy-back entitlement Monday, 16 February Record date for buy-back Friday, 20 February Dispatch of buy-back booklet to shareholders by Friday, 5 March Tender period opens Monday, 8 March Tender period closes Friday, 26 March Announcement of buy-back price Monday, 29 March Dispatch / crediting of buy-back proceeds by Monday, 5 April

Total income segmentation at 31 December 2003 (1) (1) (2) (1) Excludes policyholder tax (2) Excludes internal funds management income